EXHIBIT 5.7

                       [PEACOCK ALLEN & HOLT LETTERHEAD]

Robert A. McGuinness
Chief Financial Officer
Gold Reserves Inc.
926 W. Sprague Ave., Suite 200
Spokane, WA 99201

Re:Letter of Consent for Form F-10
  9381-05

Gentlemen:

   In connection with the Registration Statement on Form F-10 filed by Gold Reserve Inc., as such may thereafter be amended or supplemented, and in the prospectus contained therein, I, Richard Addison, hereby consent to the use of my name in connection with preparation of the reports references in such registration statement and prospectus.

Dated on or about May 1, 2006.

Yours truly,

PINCOCK, ALLEN & HOLT

/s/ Richard Addison
Richard Addison, P. E., C. Eng., Eur. Ing.
Principal Process Engineer